RUBY TUESDAY, INC. AND SUBSIDIARIES

EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)
                                                       Fiscal Year Ended
                                               May 31,      June 1,      June 3,
                                                1997         1996         1995


PRIMARY EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

Average common shares outstanding.........      17,595       17,689       17,321
Average additional common shares
issuable on exercise of dilutive
stock options (computed by use of
the "treaury stock method", at the
average market price).....................         280                       640


Number of shares used in computation of
  primary earnings per share..............      17,875       17,689       17,961


  Net income (loss).......................     $25,045      $(2,884)     $62,171


Primary earnings (loss) per common and
  common equivalent share.................     $  1.40      $ (0.16)      $ 3.46


                                                        Fiscal Year Ended
                                               May 31,     June 1,      June 3,
                                                1997         1996         1995
 FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.........      17,595      17,689        17,321
Average additional common shares issuable
  on exercise of dilutive stock options
  (computed by use of the "treasury stock
  method", at the higher of period-end
  or average market price)................         314                       664

Number of shares used in computation of
  fully diluted earnings per share........      17,909       17,689       17,985

  Net income (loss).......................     $25,045      $(2,884)     $62,171

Fully diluted earnings (loss) per common
  and common equivalent share.............     $  1.40      $ (0.16)     $  3.46


     Weighted average shares and all per-share data for prior years have been restated to give effect to common stock dividends and common stock splits through May 31, 1997.